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                                                                 EXHIBIT 7A


                        [Deloitte & Touche Letterhead]



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 33-01949 on Form S-6 of Valley Forge Life Insurance Company Variable Life Separate Account of our report dated February 18, 1998, accompanying the financial statements of Valley Forge Life Insurance Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP
Chicago, Illinois


April 29, 1998